Exhibit 10.g

The Eastern Company
112 Bridge Street
P.O. Box 460
Naugatuck, CT  06770

                                                                                                                                       February 5, 2016

Mr. Leonard F. Leganza
62 Tunxis Village Road
Farmington, CT

Re:           Consulting Agreement

Dear Len,

This letter agreement (the “Agreement”) outlines the terms and conditions upon which you will provide certain consulting services to The Eastern Company (the “Company”).

(1)           Services and Compensation.

(a)           You agree to provide the Company with such consulting, business development, and advisory services as the Company may reasonably request from time to time(the “Services”).  The Company shall compensate you for the Services rendered hereunder at the rate of ten thousand dollars ($10,000) per month (the “Consulting Fees”), payable on the last business day of each calendar month (plus, if applicable, any approved and reasonable travel expenses and out of pocket costs).You will begin providing the Services pursuant to this Agreement as of January 1, 2016, and will continue to provide the Services until June 30, 2016 (the “Consulting Period”), unless this Agreement is terminated sooner by the mutual agreement of the parties hereto.

(b)           You will perform the Services to the best of your ability and in a diligent, trustworthy, businesslike, efficient, and professional manner, and will cooperate with the directors, officers and employees of the Company for the benefit of the Company.

(c)           It is anticipated that the level of your consulting services will be less than twenty percent (20%) of the average level of services that you performed during the thirty-six (36) month period ending on December 31, 2015.  As a result, for purposes of Section 409A of the Internal Revenue Code, you will be deemed to have incurred a “separation from service” with the Company on December 31, 2015.  Consequently, you will be entitled to commence to receive the deferred compensation described in Section 6(b) of your employment agreement with the Company dated January 1, 2014, as amended (the “Employment Agreement”),and the supplemental retirement benefits described in Section 4.2 of the Supplemental Retirement Plan for the Chief Executive Officer of The Eastern Company, as amended (the “SERP”), on July 1, 2016 (the first day of the month that is six months after the date on which you incurred a separation from service).

(2)           Independent Consultant Status.

(a)           In performing the Services for the Company pursuant to this Agreement, you shall act in the capacity of an independent contractor with respect to the Company, and you shall not be deemed to be an employee or agent of the Company.

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(b)           You will not be eligible to participate in any of the Company’s benefit plans, fringe benefit programs, group insurance arrangements or similar programs, except to the extent required by the terms of your employment agreement with the Company dated January 1, 2014, as amended.  With the exception of the Consulting Fees described in Section 1(a), you will not receive any compensation or other consideration from the Company for the provision of the Services.

(c)           You and the Company acknowledge that the Company intends to deduct the Consulting Fees as an ordinary and necessary business expense for income tax purposes.  You agree, represent and warrant that, except as otherwise required in writing by the Internal Revenue Service (“IRS”), you will: (i) treat your Consulting Fees as ordinary income for income tax purposes; (ii) be responsible for all withholding obligations; and (iii) pay on a timely basis all taxes due in respect of such fees (the “Consultant’s Taxes”).  Except as otherwise required by the IRS, if you report the receipt of the Consulting Fees as other than ordinary income and/or fail to pay the Consultant’s Taxes, you shall indemnify and hold the Company harmless from any and all taxes, penalties, interest, losses, liabilities, costs and expenses, including reasonable attorneys’ fees and accounting fees, which are incurred by the Company as the result thereof.

(3)           Miscellaneous.

To the extent required by Section 8 of the Employment Agreement, you will not engage in any competition with the Company, you will not solicit the Company’s employees, and you will maintain the confidentiality of the Company’s information.

No modification or amendment of this Agreement, or any waiver of any right, power, or privilege under this Agreement, will be binding upon either you or the Company unless set forth in a writing signed by you and the Company.

Please acknowledge your agreement with the foregoing by dating and executing the enclosed duplicate original copy of this Agreement and returning it to me.

Very truly yours,
THE EASTERN COMPANY

By /s/James A. Mitarotonda
     James A. Mitarotonda
     Chairman of the Board of Directors

I hereby agree to the foregoing terms, conditions, and provisions of this Agreement by dating and executing it below.

/s/Leonard F. Leganza
Leonard F. Leganza
Date:  February 2, 2016

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